                                                                    EXHIBIT 99.1

MAY 15, 2003          COMPANY PRESS RELEASE            FLOWERS FOODS (NYSE: FLO)


                      FLOWERS FOODS' FIRST QUARTER RESULTS

THOMASVILLE, GA--Flowers Foods (NYSE: FLO) today reported a net loss of $5.7 million, or $.18 per share, for the first quarter ended April 19, 2003. The results for the quarter include charges of $19.3 million, or $.62 per share, related to discontinued operations representing Mrs. Smith's frozen dessert business, which was sold to The Schwan Food Company on April 24, 2003.

SALES FROM CONTINUING OPERATIONS

Sales from continuing operations for the first quarter increased 9.7% to $434.6 million compared to $396.2 million for last year's first quarter. Acquisitions and volume increases, primarily related to new products introduced under the Nature's Own brand, each contributed 3.6% of the sales increase.

NET INCOME FROM CONTINUING OPERATIONS

Net income from continuing operations for the first quarter was $13.7 million, or $.44 per share, compared to $13.1 million, or $.43 per share, in the first quarter of 2002. Net income from continuing operations was impacted by higher cost of goods sold as a percentage of sales, due primarily to increased ingredient and employee costs. Other costs remained relatively constant as a percentage of sales, compared to the same quarter last year. Going forward, continuing operations will report no interest expense for the senior secured credit facilities or obligations under equipment leases since those debts were repaid on April 24, 2003, with proceeds from the sale of Mrs. Smith's and cash on hand. Although a tax rate of 38.5% was reported for the quarter, the company has tax loss carry-forwards that should result in no federal taxes being paid for the year. Since the transaction closed during the second quarter, certain additional transaction related charges will be reported in the second quarter results.

MANAGEMENT'S DISCUSSION

Amos R. McMullian, chairman of the board and chief executive officer of Flowers Foods, said, "With the sale of Mrs. Smith's completed and the debt repaid, Flowers Foods' balance sheet is stronger than ever. We intend to preserve the strength of our balance sheet while investing our cash flow to enhance near and long-term shareholder value. We intend to pay dividends and effect share repurchases when shares are available at prices we consider attractive. For the longer term, we intend to make investments that will preserve our position as one of the most efficient bakers in the nation, growing by acquisition and through internal development."

McMullian said that the strength of Flowers Foods is evident in the first quarter results. "During the quarter, our Bakeries Group continued to do very well, with overall sales growth of about 7%. This growth occurred despite a slight downturn in foodservice sales primarily at quick-serve restaurants, reflecting a national trend. Sales growth in our Specialty Group during the quarter was due to internal growth in snacks and the acquisition of Bishop Baking Company at the beginning of fiscal 2003.

"We expect our highly efficient bakeries and strong independent direct-store-delivery system to help keep our costs competitive. In addition, our broad product offering and Nature's Own, Cobblestone Mill, and other brands are a strength in the marketplace. Finally, our renewed financial strength will allow us to maintain a level of capital investment to ensure that our plants and our information technologies remain at the forefront of our industry. All of these competitive advantages are the result of long-term operating strategies that Flowers Foods' management team has developed over decades," McMullian continued.

COMPANY STRUCTURE

Following the sale of the dessert business, the company formed a new sales group, Flowers Foods Specialty Group, which includes the snack cake business as well as the frozen bread and roll business that was part of Mrs. Smith's Bakeries. Flowers Foods' core business, the Bakeries Group, continues to serve the Sun Belt states with fresh breads and rolls through its independent distributor system. Certain reclassifications of prior year information were made to conform with the current presentation and with the company's new sales group structure.

GUIDANCE FOR 2003

The continuing operations fiscal 2002 pro forma net sales was $1.33 billion as reported on SEC Form 8-K filed on May 9, 2003. For fiscal 2003, which will be a 53-week fiscal year, sales are expected to be $1.4 billion to $1.45 billion. Net income from continuing operations should be approximately 3.25% to 3.75% of net sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

CONFERENCE CALL

Flowers Foods will broadcast its quarterly conference call over the Internet at 8:30 a.m. (Eastern) May 15, 2003 at
http://www.firstcallevents.com/service/ajwz381054635gf12.html. The call will be archived on Flowers' Web site, www.flowersfoods.com, and can be accessed by clicking on "Investor Center."

DISCLOSURE PROGRAM

Flowers Foods intends that its disclosure program ensure that all investors and the marketplace have a balanced and equally accessible view of our business strategies and expectations. The company intends to post its disclosure policy on Flowers Foods' Web site: www.flowersfoods.com in the near future. In brief, the company's plans are to focus on the long term and to issue only annual guidance for sales and earnings rather than manage on a quarter-by-quarter basis. As always, all events will be broadcast over the Internet and accessible live and archived on Flowers Foods' Web site.

COMPANY INFORMATION

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products that are marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)

                                                                        FOR THE 16 - WEEK PERIOD ENDED
                                                                       --------------------------------
                                                                       APRIL 19, 2003    April 20, 2002
                                                                       --------------    --------------
Sales                                                                     $ 434,552         $ 396,158
Materials, supplies, labor and other production costs                       213,637           190,392
Selling, marketing and administrative expenses                              182,485           167,834
Depreciation and amortization                                                17,162            17,429
                                                                          ---------         ---------
Income from continuing operations before interest and income taxes           21,268            20,503
Interest income, net                                                            932               839
                                                                          ---------         ---------
Income from continuing operations before income taxes (EBT)                  22,200            21,342
Income tax expense                                                            8,547             8,217
                                                                          ---------         ---------
Income from continuing operations                                            13,653            13,125
Discontinued operations                                                     (19,313)          (34,480)
                                                                          ---------         ---------
Net loss                                                                  $  (5,660)        $ (21,355)
                                                                          =========         =========
Per share amounts:
    Income from continuing operations                                     $    0.44              0.43
    Discontinued operations                                                   (0.62)            (1.12)
                                                                          ---------         ---------
    Net loss                                                              $   (0.18)        $   (0.69)
                                                                          =========         =========

    Diluted weighted average shares outstanding                              31,124            30,878
                                                                          =========         =========


                                SEGMENT REPORTING
                                 (000's omitted)

                                              For the 16 - Week Period Ended
                                           ------------------------------------
                                           April 19, 2003        April 20, 2002
                                           --------------        --------------
Sales:
   Flowers Bakeries Group                     $ 338,015             $ 315,672
   Flowers Specialty Group                       96,537                80,486
                                              ---------             ---------
                                              $ 434,552             $ 396,158
                                              =========             =========

EBITDA from Continuing Operations:
   Flowers Bakeries Group                     $  39,790             $  39,681
   Flowers Specialty Group                        6,948                 5,279
   Flowers Foods                                 (8,308)               (7,028)
                                              ---------             ---------
                                              $  38,430             $  37,932
                                              =========             =========

Depreciation and Amortization:
   Flowers Bakeries Group                     $  13,549             $  13,492
   Flowers Specialty Group                        3,488                 3,879
   Flowers Foods                                    125                    58
                                              ---------             ---------
                                              $  17,162             $  17,429
                                              =========             =========

EBIT from Continuing Operations:
   Flowers Bakeries Group                     $  26,241             $  26,189
   Flowers Specialty Group                        3,460                 1,400
   Flowers Foods                                 (8,433)               (7,086)
                                              ---------             ---------
                                              $  21,268             $  20,503
                                              =========             =========

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (000's omitted)

                                                                                           APRIL 19,
                                                                                             2003
                                                                                          ----------
ASSETS

     Cash and Cash Equivalents                                                            $   27,008

     Assets to be Disposed Of - Discontinued Operations                                      244,338

     Other Current Assets                                                                    188,323

     Property, Plant & Equipment, net                                                        429,125

     Distributor Notes Receivable (includes $7,797 current portion)                           79,321

     Other Assets                                                                             30,491

     Cost in Excess of Net Tangible Assets, net                                               71,330
                                                                                          ----------

     Total Assets                                                                         $1,069,936
                                                                                          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

     Current Liabilities                                                                  $  162,958

     Liabilities Related to Assets to be Disposed Of - Discontinued Operations                 2,902

     Senior Secured Credit Facilities (all current)                                          173,388

     Obligations under Equipment Leases (all current)                                         54,987

     Other Debt (includes $7,449 current portion)                                             12,730

     Other Liabilities                                                                        77,714

     Common Stockholders' Equity                                                             585,257
                                                                                          ----------

     Total Liabilities and Stockholders' Equity                                           $1,069,936
                                                                                          ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (000's omitted)

                                                                    FOR THE 16 WEEKS
                                                                          ENDED
                                                                    ----------------
                                                                     APRIL 19, 2003
                                                                    ----------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net loss                                                                $ (5,660)
Adjustments to reconcile net loss to net cash
  disbursed for operating activities:
     Depreciation and amortization                                        17,162
     Discontinued operations                                               6,170
     Other                                                                 5,170
Changes in assets and liabilities                                        (29,513)
                                                                        --------
NET CASH DISBURSED FOR OPERATING ACTIVITIES                               (6,671)
                                                                        --------
CASH FLOWS PROVIDED BY (DISBURSED FOR) INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                           (11,037)
     Acquisition net of cash acquired                                    (14,534)
     Other                                                                   182
                                                                        --------
NET CASH DISBURSED FOR INVESTING ACTIVITIES                              (25,389)
                                                                        --------
CASH FLOWS DISBURSED FOR FINANCING ACTIVITIES:
     Dividends paid                                                       (1,499)
     Other debt and capital lease obligation payments                     (9,259)
                                                                        --------
NET CASH DISBURSED FOR FINANCING ACTIVITIES                              (10,758)
                                                                        --------
Net decrease in cash and cash equivalents                                (42,818)
Cash and cash equivalents at beginning of period                          69,826
                                                                        --------
Cash and cash equivalents at end of period                              $ 27,008
                                                                        ========



CONTACT:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266 Marta J. Turner, VP Communications and Investor Relations, (229) 227-2348



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